Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 000-30495) on Form S-8 of First Ottawa Bancshares, Inc. of our report dated January 17, 2003 relating to the consolidated statements of income, changes in shareholders’ equity, and cash flows of First Ottawa Bancshares, Inc. and subsidiaries for the year ended December 31, 2002, which report is incorporated by reference in this Annual Report on Form 10-K of First Ottawa Bancshares, Inc. for the year ended December 31, 2004.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC

Oak Brook, Illinois
March 25, 2005